                                 EXHIBIT 99.28

                             UNIPROP INCOME FUND II
                            2007 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

                       3/07          3/06         %
PROPERTY            APPRAISALS    APPRAISALS   VARIANCE
--------           -----------   -----------   --------
Ardmor Village     $ 9,150,000   $ 9,000,000      1.6%
Camelot Manor        5,300,000     5,300,000        0%
Country Roads        3,550,000     3,250,000      9.2%
Dutch Hills          4,750,000     5,950,000    (20.1%)
El Adobe            15,400,000    13,750,000     12.0%
Paradise Village    12,300,000     6,450,000     90.6%
Stonegate Manor      5,150,000     5,700,000     (9.6%)
Sunshine Village    16,450,000    16,050,000      2.4%
West Valley         23,650,000    18,550,000     27.4%
                   -----------   -----------    -----
Grand Total:       $95,700,000   $84,000,000     13.9%
                   ===========   ===========    =====

                     2007 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2007 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

-    Sale of the Properties in March 2007 for their appraised value.

-    Costs and selling expenses are 3.0% of the sale price.

-    Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $20.14 calculated as follows:

Aggregate appraised value:      $95,700,000

Less: Selling Expenses (3.0%)     2,871,000
      Mortgage Debt:             26,274,078
                                -----------
Net Sales Proceeds:             $66,554,922
                                -----------
Number of Units:                  3,303,387
Net Sales Proceeds per unit:    $     20.14